Exhibit 99.1
For Immediate News Release
February 4, 2018

AVALONBAY COMMUNITIES, INC. ANNOUNCES
2018 OPERATING RESULTS, 3.4% DIVIDEND INCREASE
AND INITIAL 2019 FINANCIAL OUTLOOK

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders for the three months ended December 31, 2018 was $385,734,000. This resulted in an increase in Earnings per Share – diluted (“EPS”) of 62.2% to $2.79 for the three months ended December 31, 2018, from $1.72 for the prior year period.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended December 31, 2018 decreased 0.5% to $2.17 from $2.18 for the prior year period. Core FFO per share (as defined in this release) for the three months ended December 31, 2018 increased 2.7% to $2.31 from $2.25 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended December 31, 2018 to its results for the prior year period:

Q4 2018 Results Compared to Q4 2017
	Per Share (1)
	EPS	FFO	Core FFO
Q4 2017 per share reported results	$1.72	$2.18	$2.25
Established and Redevelopment Community NOI	0.07	0.07	0.07
Development and Other Stabilized Community NOI	0.09	0.09	0.08
Capital markets activity	(0.07)	(0.07)	(0.06)
Overhead expense and other	(0.06)	(0.06)	(0.04)
Joint venture income	—	—	0.01
Casualty and impairment loss, net	(0.04)	(0.04)	—
Gain on sale of real estate and depreciation expense	1.08	—	—
Q4 2018 per share reported results	$2.79	$2.17	$2.31

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Definitions and Reconciliations, table 3.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the fourth quarter of 2018 to the mid-point of its October 2018 outlook:

Fourth Quarter 2018 Results
Comparison to October 2018 Outlook
	Per Share
	EPS	FFO	Core FFO
Projected per share - October 2018 outlook (1)	$2.86	$2.21	$2.31
Established and Redevelopment Community NOI	0.01	0.01	0.01
Capital markets activity (2)	(0.01)	(0.01)	0.01
Overhead expense and other	(0.02)	(0.02)	(0.02)
Joint venture income	(0.01)	(0.01)	—
Casualty and impairment loss, net	(0.01)	(0.01)	—
Gain on sale of real estate and depreciation expense	(0.03)	—	—
Q4 2018 per share reported results	$2.79	$2.17	$2.31

(1) The mid-point of the Company's October 2018 outlook.
(2) EPS and FFO per share include loss on extinguishment of consolidated debt.

For the year ended December 31, 2018, EPS increased 11.0% to $7.05 from $6.35 for the prior year period, FFO per share increased 4.3% to $8.81 from $8.45 for the prior year period, and Core FFO per share increased 4.4% to $9.00 from $8.62 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the full year 2018 to its results for the full year 2017:

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Full Year 2018 Results
Comparison to Full Year 2017
	Per Share (1)
	EPS	FFO	Core FFO
2017 per share reported results	$6.35	$8.45	$8.62
Established and Redevelopment Community NOI	0.21	0.21	0.16
Other Stabilized and Development Community NOI	0.57	0.57	0.57
Capital markets activity	(0.10)	(0.10)	(0.23)
Overhead expense and other	(0.15)	(0.15)	(0.12)
Joint venture income and management fees	(0.19)	(0.19)	—
Casualty and impairment loss, net and business interruption insurance proceeds	0.02	0.02	—
Gain on sale of real estate and depreciation expense	0.34	—	—
2018 per share reported results	$7.05	$8.81	$9.00

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Definitions and Reconciliations, table 3.

Operating Results for the Three Months Ended December 31, 2018 Compared to the Prior Year Period

For the Company, total revenue increased by $23,230,000, or 4.2%, to $578,522,000. This increase is primarily due to growth in revenue from stabilized operating communities and Development Communities.

For Established Communities, total revenue increased $10,928,000, or 2.7%, to $412,522,000. Operating expenses for Established Communities increased $2,974,000, or 2.7%, to $114,511,000. NOI for Established Communities increased $7,954,000, or 2.7%, to $298,011,000. Rental revenue for Established Communities increased 2.7% as a result of an increase in Average Rental Rates of 2.7% with Economic Occupancy remaining consistent at 96.1%. If the Company were to include current and previously completed Redevelopment Communities as part of its Established Communities portfolio, the increase in Established Communities' rental revenue would have increased 2.8%.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the three months ended December 31, 2018 compared to the three months ended December 31, 2017:

Q4 2018 Compared to Q4 2017
	Rental Revenue (1)	Opex (2)	NOI	% of NOI (3)
New England	3.6%	5.7%	2.6%	13.8%
Metro NY/NJ	1.8%	2.9%	1.4%	23.5%
Mid-Atlantic	2.4%	0.8%	3.2%	16.8%
Pacific NW	2.1%	2.1%	2.3%	6.0%
No. California	3.0%	1.8%	3.4%	19.9%
So. California	3.0%	2.2%	3.3%	20.0%
Total	2.7%	2.7%	2.7%	100.0%

(1) See full release for additional detail.
(2) See full release for discussion of variances.
(3) Represents each region's % of total NOI for Q4 2018, including amounts related to communities that have been sold or that are classified as held for sale.

Operating Results for the Year Ended December 31, 2018 Compared to the Prior Year Period

For the Company, total revenue increased by $125,907,000, or 5.8%, to $2,284,535,000. This increase is primarily due to growth in revenue from stabilized operating communities and Development Communities.

For Established Communities, total revenue increased $40,761,000, or 2.6%, to $1,632,426,000. Operating expenses for Established Communities increased $14,513,000, or 3.2% to $466,917,000. NOI for Established Communities increased $26,248,000, or 2.3%, to $1,165,509,000. Rental revenue for Established Communities increased 2.5% as a result of an increase in Average Rental Rates of 2.5% with Economic Occupancy remaining consistent at 96.1%. If the Company were to include current and previously completed Redevelopment Communities as part of its Established Communities portfolio, the increase in Established Communities' rental revenue would have remained consistent at 2.5%.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the year ended December 31, 2018 compared to the year ended December 31, 2017:

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Full Year 2018 Compared to Full Year 2017
	Rental Revenue (1)	Opex (2)	NOI	% of NOI (3)
New England	3.0%	2.9%	3.0%	13.8%
Metro NY/NJ	1.7%	3.5%	0.9%	23.6%
Mid-Atlantic	1.8%	(0.1)%	2.6%	16.6%
Pacific NW	2.5%	7.8%	0.8%	5.6%
No. California	2.7%	3.1%	2.6%	20.0%
So. California	3.6%	4.6%	3.2%	20.4%
Total	2.5%	3.2%	2.3%	100.0%

(1) See full release for additional detail.
(2) See full release for discussion of variances.
(3) Represents each region's % of total NOI for full year 2018, including amounts related to communities that have been sold or that are classified as held for sale.

Development Activity

During the three months ended December 31, 2018, the Company started the construction of three communities:

•	Avalon Newcastle Commons II, located in Newcastle, WA;

•	Twinbrook Station, located in Rockville, MD; and

•	Avalon Harrison, located in Harrison, NY.

These communities are expected to contain an aggregate of 674 apartment homes and 27,000 square feet of retail space when completed and will be developed for an aggregate estimated Total Capital Cost of $248,000,000.

During 2018, the Company:

•
completed the development of seven communities containing an aggregate of 1,915 apartment homes and 10,000 square feet of retail space, for an aggregate Total Capital Cost of $742,000,000, or $693,000,000 at share when including only the Company's 55.0% interest in AVA North Point; and

•
commenced the development of eight communities, which in the aggregate are expected to contain 2,154 apartment homes and 57,000 square feet of retail space, and are expected to be completed for an aggregate Total Capital Cost of $718,000,000.

At December 31, 2018, excluding 15 West 61st Street discussed below, the Company had 21 Development Communities under construction that in the aggregate are expected to contain 6,609 apartment homes and 87,000 square feet of retail space. Estimated Total Capital Cost at completion for these Development Communities is $2,383,000,000.

As discussed in the Company's third quarter 2018 earnings release dated October 29, 2018, the Company is pursuing a potential for-sale strategy of individual condominium units for the residential portion of 15 West 61st Street, which is currently under construction. 15 West 61st Street is expected to contain 172 residential units and 67,000 square feet of retail space when completed and is expected to be developed for an estimated Total Capital Cost of $620,000,000.

The projected Total Capital Cost of Development Rights at December 31, 2018 increased to $4.1 billion from $3.6 billion at September 30, 2018.

Acquisition Activity

During the three months ended December 31, 2018, the Company acquired the following three communities:

•	The Alexander Apartments and Lofts, located in West Palm Beach, FL, containing 290 apartment homes for a purchase price of $103,000,000;

•	Ironwood at Red Rocks, located in Littleton, CO, containing 256 apartment homes for a purchase price of $75,400,000; and

•	The Meadows, located in Castle Rock, CO, containing 240 apartment homes for a purchase price of $73,050,000.

During 2018, the Company acquired four communities containing an aggregate of 1,096 apartment homes, for an aggregate purchase price of $334,450,000.

Disposition Activity

Consolidated Apartment Communities

In addition to the NYC Joint Venture discussed below, the Company had the following disposition activity.

During the three months ended December 31, 2018, the Company sold three wholly-owned operating communities:

•	Avalon at Fairway Hills - Fields, located in Columbia, MD;

•	Avalon Fashion Valley, located in San Diego, CA; and

•	Avalon Andover, located in Andover, MA.

Copyright © 2019 AvalonBay Communities, Inc. All Rights Reserved

In the aggregate, the three communities contain 468 apartment homes and were sold for $142,650,000, resulting in a gain in accordance with GAAP of $62,644,000 and an Economic Gain of $32,742,000.

During the year ended December 31, 2018, the Company sold eight wholly-owned operating communities containing an aggregate of 1,798 apartment homes and 17,000 square feet of retail space. These assets were sold for $618,750,000 and a weighted average Initial Year Market Cap Rate of 4.6%, resulting in a gain in accordance with GAAP of $195,115,000 and an Economic Gain of $92,945,000.

In January 2019, the Company sold Oakwood Arlington, located in Arlington, VA. Oakwood Arlington contains 184 apartment homes and was sold for $70,000,000.

Unconsolidated Real Estate Investments

NYC Joint Venture

In December 2018, the Company contributed five wholly-owned operating communities located in New York, NY, to a newly formed joint venture (the "NYC Joint Venture") for net proceeds of $472,000,000, recognizing a gain in accordance with GAAP of $179,861,000 and an Economic Gain of $37,862,000. The Company retained a 20.0% interest and is acting as the managing member of the NYC Joint Venture, as well as the property manager for the communities. The five communities contain an aggregate of 1,301 apartment homes and 58,000 square feet of retail space.

Prior to the formation of the NYC Joint Venture, two of the five communities were encumbered with $193,800,000 of variable rate debt. In conjunction with the formation of the venture, the Company undertook various refinancing and new borrowing activities, resulting in a consolidated charge of $5,837,000, consisting of a prepayment penalty of $2,874,000 and the non-cash write off of deferred financing fees of $2,963,000. The venture subsequently assumed $395,939,000 of secured fixed rate debt that was the result of the Company's financing activities. This debt has a weighted average effective interest rate of 3.88% for a period of 10 years.

U.S. Fund

During the year ended December 31, 2018, Multifamily Partners AC LP (the "U.S. Fund"), a private discretionary real estate investment vehicle in which the Company holds an equity interest of 28.6%, sold Avalon Kirkland at Carillon containing 131 apartment homes for a sales price of $85,500,000.

AC JV

During the year ended December 31, 2018, Multifamily Partners AC JV LP (the "AC JV"), a private discretionary real estate investment vehicle in which the Company holds an equity interest of 20.0%, sold Avalon Woodland Park containing 392 apartment homes for a sales price of $94,250,000.

Liquidity and Capital Markets

At December 31, 2018, the Company did not have any borrowings outstanding under its $1,500,000,000 unsecured credit facility, and had $217,864,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the fourth quarter of 2018 was 4.6 times.

Q4 2018 Capital Markets Activity

During the three months ended December 31, 2018, the Company repaid $250,000,000 principal amount of its 6.10% coupon unsecured notes in advance of the March 2020 scheduled maturity, recognizing a charge of $8,926,000, consisting of a prepayment penalty of $8,579,000 and a non-cash write-off of deferred financing costs of $347,000.

In addition, during the three months ended December 31, 2018, the Company sold 244,924 shares of common stock at an average sales price of $189.14 per share, for net proceeds of $45,629,000 under the current continuous equity program established in December 2015.

Full Year 2018 Capital Markets Activity

During 2018, in addition to the debt activity for the NYC Joint Venture and the Q4 2018 capital markets activity discussed above, the Company:

•
issued $300,000,000 principal amount of unsecured notes in a public offering under its existing shelf registration statement, for net proceeds of $296,210,000. The notes mature in April 2048 and were issued with a 4.35% coupon. The effective interest rate of the notes for the first 10 years is 3.97%, including the impact of an interest rate hedge and offering costs, and for the remainder of the term the effective interest rate is 4.39%;

Copyright © 2019 AvalonBay Communities, Inc. All Rights Reserved

•
repaid an aggregate $54,887,000 of fixed rate secured mortgage notes with an effective interest rate of 5.88%, recognizing an aggregate charge of $1,039,000, consisting of prepayment penalties of $434,000 and non-cash write-offs of deferred financing costs of $605,000; and

•	repaid an aggregate $95,859,000 of variable rate secured mortgage notes, recognizing a non-cash charge of $1,690,000 for the write-off of unamortized discount and deferred financing costs.

First Quarter 2019 Dividend Declaration

The Company’s Board of Directors declared a dividend for the first quarter of 2019 of $1.52 per share on the Company’s common stock (par value of $0.01 per share). The declared dividend is a 3.4% increase over the Company’s prior quarterly dividend of $1.47 per share. The dividend is payable on April 15, 2019 to common stockholders of record as of March 29, 2019.

In declaring the increased dividend, the Board of Directors evaluated the Company’s past performance and future prospects for earnings growth. Additional factors considered in determining the increase included current common dividend distributions, the relationship of the current common dividend distribution to the Company’s Core FFO, the relationship of dividend distributions to taxable income, distribution requirements under rules governing real estate investment trusts and expected growth in taxable income.

2019 Financial Outlook

The following presents a summary of the Company's financial outlook for 2019, further details for which are provided in the full release.

For its full year 2019 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Full Year 2019
	Low		High
Projected EPS	$5.18	-	$5.68
Projected FFO per share	$9.00	-	$9.50
Projected Core FFO per share	$9.05	-	$9.55

(1) See Definitions and Reconciliations, table 8, for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

The following table compares the 2019 full year outlook for EPS, FFO per share and Core FFO per share to the Company's actual results for the full year 2018:

Full Year 2019 Outlook
Comparison to Full Year 2018 Results

	Per Share
	EPS	FFO	Core FFO

2018 per share reported results	$7.05	$8.81	$9.00
Established and Redevelopment Community NOI	0.32	0.32	0.32
Development and Other Stabilized Community NOI	0.37	0.37	0.33
Capital markets activity	(0.27)	(0.27)	(0.34)
Overhead expense and other	(0.03)	(0.03)	(0.06)
Joint venture income	0.05	0.05	0.05
Gain on sale of real estate and depreciation expense	(2.06)	—	—
2019 per share outlook (1)	$5.43	$9.25	$9.30

(1) Represents the mid-point of the Company's February 2019 outlook.

First Quarter Conference Schedule

Management is scheduled to present at Citi's Global Property CEO Conference from March 3 - 6, 2019. During this conference, management may discuss the Company's current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook; portfolio strategy and other business and financial matters affecting the Company. Details on how to access a webcast of the Company's presentation will be available in advance of the conference event on the Company's website at http:// www.avalonbay.com/events.

Other Matters

The Company will hold a conference call on February 5, 2019 at 11:00 AM ET to review and answer questions about this release, its fourth quarter 2018 results, the Attachments (described below) and related matters. To participate on the call, dial 866-575-6539 and use conference id: 2804430.

To hear a replay of the call, which will be available from February 5, 2019 at 4:00 PM ET to February 12, 2019 at 4:00 PM ET, dial 888-203-1112 and use conference id: 2804430. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least seven days following the call.

Copyright © 2019 AvalonBay Communities, Inc. All Rights Reserved

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on February 5, 2019. These supplemental materials will be available on the Company's website for 30 days following the earnings call.

About AvalonBay Communities, Inc.

As of December 31, 2018, the Company owned or held a direct or indirect ownership interest in 291 apartment communities containing 85,158 apartment homes in 12 states and the District of Columbia, of which 21 communities were under development and nine communities were under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas primarily in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and the Northern and Southern California regions of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; and our assumptions and expectations in our financial outlook may prove to be too optimistic. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2019 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2019 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined, reconciled and further explained on Attachment 15, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 15 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only the following definitions and reconciliations:

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Development Communities are communities that are either currently under construction, or were under construction and were completed during the current year. These communities may be partially or fully complete and operating.

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land, where the Company controls the land through a ground lease or owns land to develop a new community, or where the Company is the designated developer in a public-private partnership. The Company capitalizes related pre-development costs incurred in pursuit of new developments for which the Company currently believes future development is probable.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain (Loss) for disposed communities is based on their respective final settlement statements. A reconciliation of the aggregate Economic Gain (Loss) to the gain on sale in accordance with GAAP for consolidated dispositions the year ended December 31, 2018 as well as prior years' activities is presented elsewhere in the full release. The following table reconciles the Economic Gain (Loss) of the communities contributed by the Company to the NYC Joint Venture during 2018:

TABLE 1
2018
GAAP Gain - NYC Joint Venture	$179,861
Accumulated Depreciation	(132,533)
Non-cash adjustments (1)	(9,466)
Economic Gain (Loss) - NYC Joint Venture	$37,862

(1) The portion of the GAAP gain less accumulated depreciation for the Company's 20.0% ownership interest in the venture.

Established Communities are consolidated communities in the markets where the Company has a significant presence (New England, New York/New Jersey, Mid-Atlantic, Pacific Northwest, and Northern and Southern California) and where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2018 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2017, are not conducting or planning to conduct substantial redevelopment activities and are not held for sale or planned for disposition within the current year.

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods.  A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

TABLE 2
	Q4	Q4
	2018	2017
Net income	$385,636	$237,486
Interest expense, net, inclusive of loss on extinguishment of debt, net	69,955	53,833
Income tax (refund) expense	(247)	39
Depreciation expense	158,914	157,100
EBITDA	$614,258	$448,458

Gain on sale of communities	(242,532)	(92,845)
Joint venture EBITDAre adjustments (1)	1,413	2,925
EBITDAre	$373,139	$358,538

(Gain) loss on other real estate transactions	(9)	11,153
Casualty and impairment loss (gain)	826	(5,438)
Lost NOI from casualty losses covered by business interruption insurance	—	1,662
Business interruption insurance proceeds	(26)	—
Advocacy contributions	2,040	—
Severance related costs	884	(66)
Development pursuit write-offs and expensed transaction costs, net	566	232
Asset management fee intangible write-off	538	—
Legal settlements	146	589
Core EBITDAre	$378,104	$366,670

(1) Includes joint venture interest, taxes, depreciation, gain on dispositions of depreciated real estate and impairment losses, if applicable, included in net income attributable to common stockholders.

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by NAREIT. FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

TABLE 3
	Q4	Q4	Full Year	Full Year
	2018	2017	2018	2017
Net income attributable to common stockholders	$385,734	$237,573	$974,525	$876,921
Depreciation - real estate assets, including joint venture adjustments	158,838	156,413	629,814	582,907
Distributions to noncontrolling interests	11	10	44	42
(Gain) loss on sale of unconsolidated entities holding previously depreciated real estate	(2,019)	57	(10,655)	(40,053)
Gain on sale of previously depreciated real estate	(242,532)	(92,845)	(374,976)	(252,599)
FFO attributable to common stockholders	300,032	301,208	1,218,752	1,167,218

Adjusting items:
Joint venture losses (1)	538	139	852	950
Joint venture promote (2)	—	—	(925)	(26,742)
Impairment loss on real estate (3)(5)	826	—	826	9,350
Casualty gain, net on real estate (4)(5)	—	(5,438)	(612)	(3,100)
Business interruption insurance proceeds (6)	(26)	—	(26)	(3,495)
Lost NOI from casualty losses covered by business interruption insurance (7)	—	1,662	1,730	7,904
Loss on extinguishment of consolidated debt	14,775	1,310	17,492	25,472
Advocacy contributions	2,040	—	3,489	—
Hedge ineffectiveness	—	—	—	(753)
Severance related costs	884	(66)	1,466	87
Development pursuit write-offs and expensed transaction costs, net	566	232	1,324	1,406
(Gain) loss on other real estate transactions (8)	(9)	11,153	(344)	10,907
Acquisition costs	—	92	—	92
Legal settlements	146	589	513	680
Income taxes	(251)	—	(251)	—
Core FFO attributable to common stockholders	$319,521	$310,881	$1,244,286	$1,189,976

Average shares outstanding - diluted	138,463,943	138,245,981	138,289,241	138,066,686

Earnings per share - diluted	$2.79	$1.72	$7.05	$6.35
FFO per common share - diluted	$2.17	$2.18	$8.81	$8.45
Core FFO per common share - diluted	$2.31	$2.25	$9.00	$8.62

(1) Amounts for full year 2017 and for Q4 and full year 2018 are primarily composed of (i) the write-off of asset management fee intangibles primarily associated with the disposition of communities in the U.S. Fund and the AC JV and (ii) the Company's portion of yield maintenance charges incurred for the early repayment of debt associated with joint venture disposition activity.

(2) Represents the Company's promoted interest in Fund II.
(3) Amounts include impairment charges for land parcels the Company had originally acquired for development. In 2017, the Company sold the land parcel impaired in 2017.
(4) Amounts include legal settlement proceeds for construction defects at communities acquired as part of the Archstone acquisition. Amount for full year 2017 also includes $19,481 for the casualty loss at Avalon Maplewood ("Maplewood"), partially offset by $17,143 of property damage insurance proceeds.

(5) Aggregate impact of (i) Impairment loss on real estate and (ii) Casualty gain, net on real estate, is a loss of $826 and $215 for Q4 and full year 2018, respectively, and a gain of $5,438 for Q4 2017 and a loss of $6,250 for full year 2017.

(6) Amount for full year 2017 is composed of business interruption insurance proceeds resulting from the final insurance settlement of the Maplewood casualty loss.
(7) Amount for full year 2018 is for the Maplewood casualty loss, which occurred in Q1 2017, and for which the Company recognized $3,495 in business interruption insurance proceeds in Q3 2017. Amounts for 2017 are primarily for a casualty event at Avalon at Edgewater ("Edgewater"), which occurred in Q1 2015, and for which the Company received $20,306 in business interruption insurance proceeds in Q1 2016, and amounts related to the Maplewood casualty loss.

(8) Amounts for 2017 are primarily composed of a loss resulting from the non-cash write-off of prepaid rent associated with the purchase of land previously under a ground lease.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as Core EBITDAre, divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended December 31, 2018 is as follows (dollars in thousands):

TABLE 4

Core EBITDAre	$378,104

Interest expense, net	$55,180

Interest Coverage	6.9 times

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Trends in market rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Net Debt-to-Core EBITDAre is calculated by the Company as total debt that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized fourth quarter 2018 Core EBITDAre, as adjusted. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

TABLE 5

Total debt principal (1)	$7,102,355
Cash and cash in escrow	(217,864)
Net debt	$6,884,491

Core EBITDAre	$378,104

Core EBITDAre, annualized	$1,512,416

Net Debt-to-Core EBITDAre	4.6 times

(1) Balance at December 31, 2018 excludes $9,879 of debt discount and $34,128 of deferred financing costs as reflected in unsecured notes, net, and $14,590 of debt discount and $3,495 of deferred financing costs as reflected in notes payable on the Condensed Consolidated Balance Sheets.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss (gain) on extinguishment of debt, net, general and administrative expense, joint venture income, depreciation expense, corporate income tax expense, casualty and impairment loss (gain), net, gain on sale of communities, loss (gain) on other real estate transactions and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

TABLE 6
	Q4	Q4	Q3	Q2	Q1	Full Year	Full Year
	2018	2017	2018	2018	2018	2018	2017
Net income	$385,636	$237,486	$192,407	$254,543	$141,590	$974,175	$876,660
Indirect operating expenses, net of corporate income	20,671	16,926	18,855	18,913	18,082	76,522	65,398
Investments and investment management expense	2,811	1,659	1,726	1,529	1,643	7,709	5,936
Expensed transaction, development and other pursuit costs, net of recoveries	1,599	649	1,020	889	800	4,309	2,736
Interest expense, net	55,180	52,523	54,097	56,585	55,113	220,974	199,661
Loss on extinguishment of debt, net	14,775	1,310	1,678	642	397	17,492	25,472
General and administrative expense	14,105	11,904	13,934	14,502	13,664	56,205	50,814
Joint venture income	(2,710)	(358)	(10,031)	(789)	(1,740)	(15,270)	(70,744)
Depreciation expense	158,914	157,100	156,538	156,685	159,059	631,196	584,150
Casualty and impairment loss (gain), net	826	(5,438)	(554)	—	(58)	215	6,250
Gain on sale of communities	(242,532)	(92,845)	(27,243)	(105,201)	—	(374,976)	(252,599)
(Gain) loss on other real estate transactions	(9)	11,153	(12)	(370)	47	(345)	10,907
NOI from real estate assets sold or held for sale	(9,875)	(19,312)	(13,612)	(17,082)	(18,051)	(58,620)	(84,650)
NOI	$399,391	$372,757	$388,803	$380,846	$370,546	$1,539,586	$1,419,991

Established:
New England	$40,102	$39,092	$40,005	$38,864	$38,138	$157,109	$152,514
Metro NY/NJ	65,192	64,290	64,286	62,797	61,857	254,132	251,760
Mid-Atlantic	42,667	41,360	41,432	41,162	40,462	165,724	161,546
Pacific NW	16,441	16,073	15,681	15,234	14,838	62,194	61,705
No. California	71,128	68,772	70,465	70,342	69,059	280,994	273,940
So. California	62,481	60,470	60,931	61,511	60,433	245,356	237,796
Total Established	298,011	290,057	292,800	289,910	284,787	1,165,509	1,139,261
Other Stabilized	48,021	41,163	44,409	43,799	41,943	178,172	127,678
Redevelopment	37,271	35,137	36,676	35,190	34,335	143,471	141,188
Development (1)	16,088	6,400	14,918	11,947	9,481	52,434	11,864
NOI	$399,391	$372,757	$388,803	$380,846	$370,546	$1,539,586	$1,419,991

(1) Development NOI for Full Year 2017 includes $3,495 of business interruption insurance proceeds related to the Maplewood casualty loss.

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

TABLE 7
	Q4	Q4	Full Year	Full Year
	2018	2017	2018	2017

Revenue from real estate assets sold or held for sale	$14,977	$29,975	$88,865	$133,956
Operating expenses from real estate assets sold or held for sale	(5,102)	(10,663)	(30,245)	(49,306)
NOI from real estate assets sold or held for sale	$9,875	$19,312	$58,620	$84,650

Other Stabilized Communities are completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2018, or which we acquired during the year ended December 31, 2018. Other Stabilized Communities includes stabilized operating communities in the Company's expansion markets of Denver, Colorado, and Southeast Florida, but excludes communities that are conducting or planning to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the full year 2019 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

TABLE 8
	Low Range	High Range
Projected EPS (diluted) - Full Year 2019	$5.18	$5.68
Depreciation (real estate related)	4.61	4.81
Gain on sale of communities	(0.79)	(0.99)
Projected FFO per share (diluted) - Full Year 2019	9.00	9.50

Joint venture promote and other income, development pursuit and other write-offs	0.01	0.01
Adjustments related to condominium activities at 15 West 61st Street (1)	0.04	0.04
Projected Core FFO per share (diluted) - Full Year 2019	$9.05	$9.55

(1) See the full release for additional detail.

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development Communities do not include property management fee expense. Projected gross potential for Development Communities and dispositions is generally based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Redevelopment Communities are consolidated communities where substantial redevelopment is in progress or is planned to begin during the current year. Redevelopment is considered substantial when capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and is expected to have a material impact on the operations of the community, including occupancy levels and future rental rates.

Redevelopment Communities include nine communities containing 3,648 apartment homes that are currently under active redevelopment as of December 31, 2018, with an expected Total Capital Cost of $177,000,000, of which $104,000,000 is remaining to invest.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

TABLE 9
	Q4	Q4	Full Year	Full Year
	2018	2017	2018	2017
Rental revenue (GAAP basis)	$412,241	$401,396	$1,631,633	$1,591,107
Concessions amortized	230	486	1,139	4,401
Concessions granted	(202)	(361)	(851)	(1,639)

Rental Revenue with Concessions
on a Cash Basis	$412,269	$401,521	$1,631,921	$1,593,869

% change -- GAAP revenue		2.7%		2.5%

% change -- cash revenue		2.7%		2.4%

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. Total Capital Cost also includes costs incurred related to first generation retail tenants, such as tenant improvements and leasing commissions. For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured debt as of December 31, 2018 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the year ended December 31, 2018 is as follows (dollars in thousands):

TABLE 10
Full Year
NOI
NOI for Established Communities	$1,165,509
NOI for Other Stabilized Communities	178,172
NOI for Redevelopment Communities	143,471
NOI for Development Communities	52,434
NOI from real estate assets sold or held for sale	58,620
Total NOI generated by real estate assets	1,598,206
NOI on encumbered assets	142,271
NOI on unencumbered assets	$1,455,935

Unencumbered NOI	91%